EXHIBIT (m)(1)(ii)

EXHIBIT A

AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

VAN ECK VIP TRUST

Fund (Share Class)	Maximum 12b-1Fees/Annual Limitation (Annually as a % of Average Daily Net Assets)

Van Eck VIP Global Bond Fund (Class S)	0.25%
Van Eck VIP Global Hard Assets Fund (Class S)	0.25%
Van Eck VIP Emerging Markets Fund (Class S)	0.25%
Van Eck VIP Multi-Manager Alternatives Fund (Class S)	0.25%
Van Eck VIP Global Gold Fund (Class S)	0.25%

Last amended: April 8, 2013

D-00091679.1.Van Eck Worldwide Insurance Trust